Exhibit 99.1

Contact:

Scott Solomon

Vice President

Sharon Merrill Associates, Inc.

Phone: (617) 542-5300

cyno@investorrelations.com

Cynosure Acquires Assets of RF Medical Device Manufacturer

Ellman International, Inc.

Deal Complements Cynosure’s Platform with Radiofrequency Energy Sources and Accessory

Products for Aesthetic and Surgical Indications;

Management to Discuss Transaction in Conference Call at 9:00 a.m. ET today

Westford, Mass., September 8, 2014 –Cynosure, Inc. (NASDAQ: CYNO), a leader in laser- and light-based aesthetic treatments for non-invasive and minimally invasive applications, today announced that it has acquired the assets of Ellman International, Inc. for approximately $13.2 million in cash. In addition, Cynosure assumed certain contractual and current liabilities associated with normal working capital. Based in Hicksville, NY, Ellman develops, manufactures and markets advanced radiofrequency (RF) technology for precision surgical and aesthetic procedures and offers a line of aesthetic lasers. Ellman’s current annualized revenue run-rate is approximately $25 million. The transaction is expected to be accretive to Cynosure’s earnings per share by the first quarter of 2015.

“This transaction complements our brand portfolio, expands our market opportunities and enhances our recurring revenue stream,” said Cynosure Chairman and Chief Executive Officer Michael Davin. “Ellman combines a 55-year history of innovation with an outstanding reputation for developing high-quality products that serve the needs of a global customer base. Thousands of physicians, cosmetic surgeons and medical aestheticians rely on Ellman technology. We believe these assets are an excellent strategic fit for Cynosure. Ellman’s RF product line broadens our technology platform, while its aesthetic lasers allow us to offer a value solution at a different price point than our current offerings. We are pleased to welcome the talented Ellman team to the Cynosure family.”

Ellman’s product line encompasses multiple RF generators and single-use electrodes for aesthetic and multi-specialty surgical indications such as facial plastic and general surgery, gynecology, ear, nose and throat procedures, ophthalmology, oral and maxillofacial surgery, podiatry and proctology. Ellman’s proprietary high frequency, low-temperature RF technology is optimized for achieving surgical precision and controlled hemostasis.

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“The efficacy of products such as Ellman’s versatile Surgitron® radiowave platform technology is supported by clinical validation in more than 300 surgical publications,” Davin said. “What differentiates Ellman’s platform technology is its ability to consistently achieve favorable clinical outcomes with minimal tissue damage, rapid recovery and less scarring.”

In addition to Surgitron, the Ellman product line includes the RF-based Pellevé® Wrinkle Reduction System. Pellevé is a skin tightening system for non-ablative skin rejuvenation that can be performed in an hour or less, is pain free and is associated with no downtime for the patient. In February 2014, Ellman announced that its PelleFirm™ RF Body Treatment System had received US Food and Drug Administration clearance for tissue heating and the temporary reduction in the appearance of cellulite. The device also is CE Marked for body skin tightening and cellulite reduction.

“The cost-effective Pellevé and PelleFirm systems provide an attractive entry point for medispas and non-core physicians seeking to build their aesthetic practices,” Davin said. “For patients, these non-invasive treatments deliver quickly visible results with no pain or downtime, thereby allowing for an immediate return to normal activity.”

Ellman has approximately 100 employees, including an 18-person direct sales force in North America, a research and development team and distribution managers who oversee more than 65 international distributors. Cynosure expects to retain substantially all of the employees at Ellman, which becomes a division of the Company.

Acquisition Conference Call

Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today to discuss the acquisition. Those who wish to listen to the conference call webcast should visit the “Investor Relations” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived on the Company’s website.

About Cynosure, Inc.

Cynosure develops and markets aesthetic treatment systems that enable plastic surgeons, dermatologists and other medical practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, remove multi-colored tattoos, revitalize the skin, liquefy and remove unwanted fat through laser lipolysis, reduce cellulite, clear nails infected by toe fungus and ablate sweat glands. Cynosure’s product portfolio is composed of a broad range of energy sources including Alexandrite, diode, Nd: YAG, picosecond, pulse dye, and Q-switched lasers and intense pulsed light. Cynosure sells its products globally under the Cynosure, Palomar and ConBio brand names through a direct sales force in the United States, Canada, Mexico, France, Germany, Spain, the United Kingdom, Australia, China, Japan and Korea, and through international distributors in approximately 120 other countries. For corporate or product information, visit Cynosure’s website at www.cynosure.com.

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Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including those related to the market potential associated with the assets that Cynosure has acquired and Cynosure’s ability to integrate those assets into its business, as well as other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “is expected to,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including difficulties related to the integration of the Ellman business and ability to realize its anticipated benefits, the global economy and lending environment and their effects on the aesthetic laser industry, Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, changes in consumer preferences, competition in the aesthetic laser industry, and economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, while Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

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